Exhibit 5.1

January 2, 2018

The One Group Hospitality, Inc.

411 West 14th Street, 2nd Floor

New York, New York 10014

Ladies and Gentlemen:

We have acted as legal counsel to The One Group Hospitality, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the sale of 875,000 shares (the “Warrant Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), that may be issued upon the exercise of certain outstanding Common Stock purchase warrants issued by the Company on November 17, 2017 (the “Warrants”) to the selling securityholders identified in the Registration Statement (the “Selling Securityholders”). The Warrant Shares are to be sold by the Selling Securityholders pursuant to the prospectus filed with the Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended, and Bylaws, both as currently in effect; the minutes of all pertinent meetings of the directors of the Company relating to the sale of the Warrant Shares; the Warrants; and such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Our opinion is limited to the United States federal laws and the state laws of Delaware, and we express no opinion with respect and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Based upon the foregoing, as subject to the limitations set forth herein, we are of the opinion that the Warrant Shares have been duly authorized, and when issued and sold in accordance with the terms and conditions of the Warrants and the Prospectus, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this firm’s name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.